EX-99.h.1.ii

AMENDMENT NO. 4 TO

SCHEDULE A

DELAWARE GROUP ADVISER FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF APRIL 16, 2021

Delaware Diversified Income Fund		Effective as of June 28, 2002

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP ADVISER FUNDS
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and	Title:	President and Chief Executive Officer
Global Head of Fund Services